Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

January 9, 2018

Simulations Plus Reports First Quarter FY2018 Financial Results

Consolidated net income up 26.0%; diluted earnings per share increased 22.8%

LANCASTER, CA, January 9, 2018 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for all stages of pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its first quarter of fiscal year 2018, the period ended November 30, 2017 (1QFY18).

1QFY18 highlights compared with 1QFY17:

•	Net revenues increased 30.5%, or $1.7 million, to a new first quarter record $7.1 million vs. $5.4 million
•	Gross profit increased 30.6%, or $1.3 million, to $5.3 million from $4.1 million
•	SG&A was $2.4 million, an increase of 29.2%, or $545,000, from $1.9 million
•	SG&A as a percentage of revenues decreased slightly to 34.1% from 34.4%
•	Income before taxes increased $550,000, or 27.9%, to $2.5 million from $2.0 million
•	Net income increased $354,000, or 26.0%, to $1.7 million from $1.4 million
•	Diluted earnings per share increased 22.8%, or $0.02, to $0.10 from $0.08 per share

John Kneisel, chief financial officer of Simulations Plus, said, “Revenue growth in our core divisions in Lancaster and Buffalo coupled with the new revenues and profits from DILIsym Services acquired in the last quarter of our prior fiscal year produced a 26% growth in net income and a two-cent growth in EPS, resulting in a strong start to the new fiscal year.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added, “We’re very pleased to report these first quarter results for fiscal year 2018, which begins the first full fiscal year after our acquisition of DILIsym Services, Inc., in June of last year. This is yet another record quarter, setting an all-time record for revenues for any quarter at over $7 million, and record high earnings for a first fiscal quarter. We continue to push forward the cutting edge of simulation and modeling for pharmaceutical research, and it is clear that the industry continues to adopt simulation and modeling tools at a steady pace in its effort to increase productivity and decrease overall costs of bringing new medicines to market for all of us.”

Investor Conference Call

The Company has announced an investor conference call that will be webcast live at 1:15 p.m. PST/4:15 p.m. EST on Tuesday, January 9, 2018. All interested parties are invited to join the call by registering here. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (562) 247-8321, and enter access code 336-145-278. A replay will be available on the Simulations Plus website following the call.

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About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	November 30,	August 31,
	2017	2017
ASSETS
Current assets
Cash and cash equivalents	$7,045,756	$6,215,718
Accounts receivable, net of allowance for doubtful accounts of $0	5,230,824	4,048,725
Revenues in excess of billings	1,361,242	1,481,082
Prepaid income taxes	–	462,443
Prepaid expenses and other current assets	348,708	459,902
Total current assets	13,986,530	12,667,870
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $10,080,778 and $9,795,469	4,529,380	4,307,600
Property and equipment, net	305,634	291,135
Intellectual property, net of accumulated amortization of $2,326,459 and $2,095,417	6,598,541	6,829,583
Other intangible assets net of accumulated amortization of $584,375 and $495,000	3,905,625	3,995,000
Goodwill	10,387,198	10,387,198
Other assets	37,227	34,082
Total assets	$39,750,135	$38,512,468

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$141,815	$240,892
Accrued payroll and other expenses	1,085,065	983,293
Income taxes payable	404,600	–
Current portion - Contracts payable	3,150,000	247,328
Billings in excess of revenues	602,233	216,958
Deferred revenue	270,250	353,962
Total current liabilities	5,653,963	2,042,433

Long-term liabilities
Deferred income taxes,net	4,791,460	4,926,960
Payments due under Contracts payable	2,626,376	5,738,188
Total liabilities	13,071,799	12,707,581

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,287,652 and 17,277,604 shares issued and outstanding	7,288	7,278
Additional paid-in capital	12,303,662	12,109,141
Retained earnings	14,367,386	13,688,468
Total shareholders' equity	26,678,336	$25,804,887

Total liabilities and shareholders' equity	$39,750,135	$38,512,468

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended November 30,

	(Unaudited)
	2017	2016

Net Revenues	$7,068,782	$5,417,933
Cost of revenues	1,735,608	1,335,982
Gross margin	5,333,174	4,081,951
Operating expenses
Selling, general, and administrative	2,408,514	1,863,555
Research and development	360,817	290,299
Total operating expenses	2,769,331	2,153,854

Income from operations	2,563,843	1,928,097

Other income (expense)
Interest income	4,310	4,455
Interest expense	(38,470)	–
Gain(loss) on currency exchange	(12,678)	34,928
Total other income (expense)	(46,838)	39,383

Income before provision for income taxes	2,517,005	1,967,480
Provision for income taxes	(800,999)	(605,915)
Net Income	$1,716,006	$1,361,565

Earnings per share
Basic	$0.10	$0.08
Diluted	$0.10	$0.08

Weighted-average common shares outstanding
Basic	17,282,132	17,226,192
Diluted	17,859,683	17,409,134

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